Summit COMMUNITY BANK

Service Beyond Expectations

May 6, 2010

Smith – Midland Corporation
PO Box 300
Midland, VA 22728

To Whom It May Concern:

Summit Community Bank (SCB) is pleased to provide you with an offer of commitment for the recent request to renew and increase your Guidance Line in the amount described below. This loan commitment is provided to you under the following terms, conditions, requirements, and limitations.

BORROWER(S): Smith - Midland Corporation

LENDER: Summit Community Bank (SCB).

PURPOSE: Renew and increase existing Guidance Line #523569 which will be used to purchase business equipment.

AMOUNT: $1,000,000.00

INTEREST RATE: The interest rate will be equal to the Wall Street Journal Prime rate + .50%; adjustable every month with a floor rate of 4.75%

The initial rate as disclosed above is "locked in" for 60 days, or at the stated expiration of this commitment letter. Failure to close this loan prior to the expiration date of your commitment may result in the change of your initial rate based on the current Index and Spread at time of closing, as outlined in the rate section above.

OTHER TERMS:

a) A Late Charge of 5.00% of the payment amount with a minimum of $10.00 and a maximum of $1,000.00 will be assessed if a payment is made more than 7 days after it is due.

b) Draws will be limited to 80% of cost of equipment with a minimum draw of $50,000.00. Term on the notes for the draws will be no more than 5 years. Each draw will have a separate Note and Security agreement and there will be a $250.00 processing fee for each draw.

PAYMENTS: Payments of principal and interest are due monthly for a term of no more than 5 years.

PREPAYMENT: Prepayment may be made at anytime without penalty

EXPIRATION: This guidance line will expire 12 months from the date of this letter.

CONTINGENCIES: Operating deposit accounts must be maintained with Summit Community Bank.

COVENANTS:

a) Waiver from USDA to allow for the subordination of A/R and Inventory to SCB. (Relating to the $2,000,000.00 revolving line of credit first priority collateral)

b) Second subordination agreement from Greater Atlantic Bank or its successor

c) Corporate annual (FYE) audited financial statements or 10K within 90 days of its year-end.

d) Corporate quarterly audited financial statements or 10Q within 45 days after the close of its quarter

e) Monthly A/R aging and Inventory reports. Within 30 days of the close of each month.

f) Annual capital expenditures exceeding $1,000,000.00 must be approved by the Bank.

g) Any acquisition must be approved by the Bank prior to funding such acquisition.

h) No additional financing by any other lender shall be secured by any lien on the Collateral without prior written consent of the bank (except leased equipment).

i) Prohibition on the payment of dividends to stockholders without the Bank's prior written consent except for dividends paid in shares of the Company's Common Stock.

j) A Minimum tangible equity of $5.0 million

CLOSING FEES AND EXPENSES: The Borrower will pay a loan origination fee in the amount of $1,000.00. All other costs incidental to this loan, including but not limited to attorney fees, appraisal fees, and recording fees, are to be paid by the Borrowers. The Borrowers acknowledge responsibility to pay, and will immediately reimburse, for any appraisal or legal fees incurred in preparation for loan closing, whether the loan closes or not.

COLLATERAL: 1st lien position on equipment purchased.

FIRE/HAZARD INSURANCE: Fire/Hazard insurance shall be in full force and effect on the equipment purchased listing Summit Community Bank as 1st lienholder prior to closing.

DOCUMENTATION: These loans shall be evidenced by appropriate promissory note(s), deed(s) of trust, security agreement(s), loan agreement(s) and other documents as deemed appropriate by the bank and its legal counsel. All documents must be approved, prior to closing, by the bank. All the terms, provisions and conditions in all such writings must meet with approval of the bank in its sole and absolute discretion.

FINANCIAL STATEMENTS: On an annual basis within 120 days after fiscal year ends, financial statements including balance sheets and complete copies of Federal Income Tax Returns from the borrowers and guarantors shall be submitted to SCB as long as these loans are active.

ACCEPTANCE AND YOUR CLOSING: If this commitment is acceptable, please indicate acceptance by signing and returning this letter. If not accepted by the borrowers or extended in writing by SCB, unless otherwise agreed to by the parties, this commitment to lend expires 15 days from the date of this letter. The loan must be closed within 60 days of the date of this letter or this commitment shall be null and void.

The terms and conditions of this commitment shall survive closing of this loan and will be incorporated into any additional loan agreement and/or documents that may be prepared.

We are pleased to be able to offer this loan commitment to you and look forward to working with you on this project. If you have any questions, please do not hesitate to call me.

Sincerely,

James E. Underhill

James E. Underhill

ACCEPTED this 11th day of May, 2010

Smith – Midland Corporation by:

Ashley B Smith
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